Exhibit 99.1

Innovative Industrial Properties Reports Second Quarter 2024 Results

Second quarter dividend increased 4.4%, continuing track record of increasing dividend every year since inception in 2016

SAN DIEGO, CA – August 5, 2024 – Innovative Industrial Properties, Inc. (IIP), the first and only real estate company on the New York Stock Exchange (NYSE: IIPR) focused on the regulated U.S. cannabis industry, announced today results for the second quarter ended June 30, 2024.

Second Quarter 2024

Financial Results and Dividend

•	Generated total revenues of $79.8 million and net income attributable to common stockholders of $41.7 million, or $1.44 per share (all per share amounts in this press release are reported on a diluted basis unless otherwise noted).
•	Recorded adjusted funds from operations (AFFO) and normalized funds from operations (Normalized FFO) of $65.5 million and $58.8 million, respectively.
•	Paid a quarterly dividend of $1.90 per common share on July 15, 2024 to stockholders of record as of June 28, 2024 (an AFFO payout ratio of 83%), representing a 4.4% increase over IIP’s first quarter 2024 dividend and an annualized dividend of $7.60 per common share.

	Three Months Ended June 30,
(Per share)	2024	2023	$ Change	% Change
Net income attributable to common stockholders	$1.44	$1.44	$—	0%
Normalized FFO	$2.06	$2.07	($0.01)	(0%)
AFFO	$2.29	$2.26	$0.03	1%

Financing Activity

•	Upsized IIP’s revolving credit facility to $50.0 million, which remains undrawn as of today.
•	Terminated prior “at-the-market” equity offering program and entered into a new program (the “ATM Program”) for sales from time to time of shares of common stock, including on a forward basis, and 9.00% Series A Cumulative Redeemable Preferred Stock, $0.001 par value per share (the “Series A Preferred Stock”) of up to an aggregate offering price of $500.0 million. As of today, IIP had not sold any shares of common stock or Series A Preferred Stock under the ATM Program, including on a forward basis.

Portfolio – New Investments and Leasing

•	Acquired a 16 acre property in Florida comprising 145,000 square feet of industrial space for $13.0 million ($90 per square foot) and executed a long-term lease for the entire property with a subsidiary of AYR Wellness Inc., pursuant to which IIP agreed to provide up to $30.0 million in funding for the redevelopment of one building comprising 98,000 square feet for expected use as a regulated cannabis cultivation facility upon completion.
•	Executed two lease amendments to fund additional improvements totaling $6.1 million, including:
o	$4.5 million at one of IIP’s Ohio properties leased to Battle Green Holdings LLC, which also included an increase to base rent; and
o	$1.6 million at one of IIP’s Illinois properties leased to 4Front Ventures Corp., which also included an increase to base rent, an increase in annual base rent escalations for the remainder of the lease term and an extension of the lease term.

•	Executed new lease[1] with a subsidiary of Gold Flora Corporation (“Gold Flora”) at IIP’s property located at 19533 McLane Street in Palm Springs, California.
•	Executed new lease with Lume Cannabis Company at IIP’s property located at 10070 Harvest Park in Dimondale, Michigan.

Portfolio – Property Disposition

•	Sold a property located in Los Angeles, California for $9.1 million (excluding closing costs) which was previously leased to Holistic Industries Inc. (Holistic), and concurrently received a $3.9 million disposition-contingent lease termination fee from Holistic, in addition to Holistic’s reimbursement for IIP’s closing costs incurred in connection with the sale. The total consideration of $13.0 million exceeded IIP’s net carrying value of the property as of March 31, 2024.

Balance Sheet Highlights (at June 30, 2024)

•	11% debt to total gross assets, with $2.6 billion in total gross assets.
•	Total liquidity was $210.9 million as of June 30, 2024, consisting of cash and cash equivalents and short-term investments (each as reported in IIP’s condensed consolidated balance sheet as of June 30, 2024) and availability under IIP’s revolving credit facility.
•	No debt maturities until May 2026.
•	Debt service coverage ratio of 17.0x (calculated in accordance with IIP’s 5.50% Unsecured Senior Notes due 2026).

Property Portfolio Statistics (as of June 30, 2024)

•	Total property portfolio comprises 108 properties across 19 states, with 9.0 million RSF (including 722,000 RSF under development / redevelopment), consisting of:
o	Operating portfolio: 104 properties, representing 8.3 million RSF.
o	Under development / redevelopment portfolio consists of four properties expected to comprise 692,000 RSF at completion, of which 437,000 RSF (63% of total) is pre-leased, with the remainder comprised of one property totaling 192,000 RSF in San Bernardino, California and twelve acres of land to be developed in San Marcos, Texas. The four properties in the development / redevelopment portfolio are as follows:
▪	Davis Highway in Dimondale, Michigan (pre-leased)
▪	63795 19th Avenue in Palm Springs, California (pre-leased)
▪	Inland Center Drive in San Bernardino, California
▪	Leah Avenue in San Marcos, Texas
•	Operating portfolio:
o	95.6% leased (triple-net).
o	Weighted-average remaining lease term: 14.4 years.
o	Total invested / committed capital per square foot: $279.
•	By annualized base rent (excluding non-cannabis tenants that comprise less than 1% of annualized base rent in the aggregate):
o	No tenant represents more than 18% of annualized base rent.
o	No state represents more than 15% of annualized base rent.
o	Multi-state operators (MSOs) represent 91% of annualized base rent.
o	Public company operators represent 62% of annualized base rent.
o	Industrial (cultivation and/or processing), retail (dispensing) and combined industrial/retail represent 92%, 2% and 6% of the operating portfolio, respectively.

1 The commencement date under the Gold Flora lease is conditioned upon, among other things, Gold Flora’s receipt of approvals to conduct cannabis operations by the requisite state and local authorities, and subject to temporary rent abatement during phase-in of tenant operations.

Financial Results

For the three months ended June 30, 2024, IIP generated total revenues of $79.8 million, compared to $76.5 million for the same period in 2023, an increase of 4%. The increase was primarily due to (a) a $3.9 million disposition-contingent lease termination fee paid to IIP concurrently with the sale of IIP’s Los Angeles, California property; and (b) a $3.6 million increase to contractual rent and property management fees, which was primarily driven by contractual rent escalations, amendments to leases for additional improvement allowances at existing properties that resulted in adjustments to rent and new leases entered into since March 31, 2023. The increase was partially offset by a $2.9 million decline in contractual rent and property management fees received during the three months ended June 30, 2024 related to properties that IIP took back possession of since March 2023, and a decrease as a result of $1.3 million in rent received but not recognized in total revenues due to a re-classification of two sales-type leases starting January 1, 2024.

Interest income for the three months ended June 30, 2024 increased by $1.7 million to $4.0 million, compared to $2.3 million for the three months ended June 30, 2023. The increase was primarily due to cash interest received on IIP’s secured construction loan for a property in California where IIP is the lender (including a loan maturity extension fee paid to IIP of $0.3 million during the three months ended June 30, 2024 to extend the maturity date of the construction loan to December 31, 2024).

While IIP has re-leased several properties taken back since March 2023, rent commencement on certain of those properties is contingent on the tenants obtaining the requisite approvals to operate, and temporary rent abatements in certain instances as tenants transition into the properties and commence operations. As a result, IIP does not expect to recognize rental revenue from those properties until that has occurred.

For the three months ended June 30, 2024, $0.6 million in security deposits were applied for rent, of which $0.5 million was replenished by a tenant in July. Rental revenue received for the three months ended June 30, 2023 included the application of $1.5 million of security deposits for payment of rent.

For the three months ended June 30, 2024, IIP recorded net income attributable to common stockholders of $41.7 million, or $1.44 per share; funds from operations (FFO) of $58.7 million, or $2.06 per share; Normalized FFO of $58.8 million, or $2.06 per share; and AFFO of $65.5 million, or $2.29 per share.

For the six months ended June 30, 2024, IIP recorded net income attributable to common stockholders of approximately $80.7 million, or $2.79 per diluted share; FFO of approximately $114.9 million, or $4.03 per diluted share; Normalized FFO of approximately $115.3 million, or $4.04 per diluted share; and AFFO of approximately $128.5 million, or $4.50 per diluted share.

IIP paid a quarterly dividend of $1.90 per common share on July 15, 2024 to stockholders of record as of June 28, 2024, representing a 4.4% increase over IIP’s first quarter 2024 dividend of $1.82 per share of common stock. The dividend is equivalent to an annualized dividend of $7.60 per common share and an AFFO payout ratio of 83% (calculated by dividing the common stock dividend declared per share by IIP’s AFFO per common share for the second quarter).

FFO, Normalized FFO and AFFO are supplemental non-GAAP financial measures used in the real estate industry to measure and compare the operating performance of real estate companies.  A complete reconciliation containing adjustments from GAAP net income attributable to common stockholders to FFO, Normalized FFO and AFFO and definitions of terms are included at the end of this release.

Supplemental Information

Supplemental financial information is available in the Investor Relations section of IIP’s website at www.innovativeindustrialproperties.com.

Teleconference and Webcast

Innovative Industrial Properties, Inc. will conduct a conference call and webcast at 10:00 a.m. Pacific Time (1:00 p.m. Eastern Time) on Tuesday, August 6, 2024 to discuss IIP’s financial results and operations for the second quarter ended June 30, 2024.  The call will be open to all interested investors through a live audio webcast at the Investor Relations section of IIP’s website at www.innovativeindustrialproperties.com, or live by calling 1-877-328-5514 (domestic) or 1-412-902-6764 (international) and asking to be joined to the Innovative Industrial Properties, Inc. conference call. The complete webcast will be archived for 90 days on IIP’s website. A telephone playback of the conference call will also be available from 12:00 p.m. Pacific Time on Tuesday, August 6, 2024 until 12:00 p.m. Pacific Time on Tuesday, August 13, 2024, by calling 1-877-344-7529 (domestic), 855-669-9658 (Canada) or 1-412-317-0088 (international) and using access code 3123064.

About Innovative Industrial Properties

Innovative Industrial Properties, Inc. is a self-advised Maryland corporation focused on the acquisition, ownership and management of specialized properties leased to experienced, state-licensed operators for their regulated cannabis facilities. Innovative Industrial Properties, Inc. has elected to be taxed as a real estate investment trust, commencing with the year ended December 31, 2017. Additional information is available at www.innovativeindustrialproperties.com.

This press release contains statements that IIP believes to be “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than historical facts are forward-looking statements. When used in this press release, words such as IIP “expects,” “intends,” “plans,” “estimates,” “anticipates,” “believes” or “should” or the negative thereof or similar terminology are generally intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements. Investors should not place undue reliance upon forward-looking statements. IIP disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Innovative Industrial Properties, Inc.

Condensed Consolidated Balance SheetS

(Unaudited)

(In thousands, except share and per share amounts)

	June 30,	December 31,
Assets	2024	2023
Real estate, at cost:
Land	$142,891	$142,524
Buildings and improvements	2,161,261	2,108,218
Construction in progress	97,828	117,773
Total real estate, at cost	2,401,980	2,368,515
Less accumulated depreciation	(235,436)	(202,692)
Net real estate held for investment	2,166,544	2,165,823
Construction Loan receivable	22,000	22,000
Cash and cash equivalents	120,835	140,249
Restricted cash	—	1,450
Investments	40,111	21,948
Right of use office lease asset	1,154	1,355
In-place lease intangible assets, net	7,815	8,245
Other assets, net	25,716	30,020
Total assets	$2,384,175	$2,391,090

Liabilities and stockholders’ equity
Liabilities:
Exchangeable Senior Notes, net	$—	$4,431
Notes due 2026, net	297,146	296,449
Building improvements and construction funding payable	7,367	9,591
Accounts payable and accrued expenses	8,912	11,406
Dividends payable	54,591	51,827
Rent received in advance and tenant security deposits	58,805	59,358
Other liabilities	10,154	5,056
Total liabilities	436,975	438,118
Commitments and contingencies
Stockholders’ equity:
Preferred stock, par value $0.001 per share, 50,000,000 shares authorized: 9.00% Series A cumulative redeemable preferred stock, $15,000 liquidation preference ($25.00 per share), 600,000 shares issued and outstanding at June 30, 2024 and December 31, 2023	14,009	14,009
Common stock, par value $0.001 per share, 50,000,000 shares authorized: 28,331,833 and 28,140,891 shares issued and outstanding at June 30, 2024 and December 31, 2023, respectively	28	28
Additional paid-in capital	2,115,482	2,095,789
Dividends in excess of earnings	(182,319)	(156,854)
Total stockholders’ equity	1,947,200	1,952,972
Total liabilities and stockholders’ equity	$2,384,175	$2,391,090

Innovative Industrial Properties, Inc.

Condensed Consolidated STATEMENTS OF INCOME

For the Three and Six Months Ended June 30, 2024 and 2023

(Unaudited)

(In thousands, except share and per share amounts)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
Revenues:
Rental (including tenant reimbursements)	$79,253	$75,919	$154,167	$151,448
Other	540	538	1,080	1,076
Total revenues	79,793	76,457	155,247	152,524

Expenses:
Property expenses	6,863	5,759	13,572	11,382
General and administrative expense	9,661	10,570	19,223	20,943
Depreciation and amortization expense	17,473	16,704	34,623	33,418
Total expenses	33,997	33,033	67,418	65,743
Gain (loss) on sale of real estate	(3,449)	—	(3,449)	—
Income from operations	42,347	43,424	84,380	86,781
Interest income	3,966	2,317	5,750	4,550
Interest expense	(4,320)	(4,472)	(8,709)	(8,992)
Gain (loss) on exchange of Exchangeable Senior Notes	—	—	—	22
Net income	41,993	41,269	81,421	82,361
Preferred stock dividends	(338)	(338)	(676)	(676)
Net income attributable to common stockholders	$41,655	$40,931	$80,745	$81,685
Net income attributable to common stockholders per share:
Basic	$1.45	$1.45	$2.82	$2.89
Diluted	$1.44	$1.44	$2.79	$2.87
Weighted-average shares outstanding:
Basic	28,250,843	27,981,517	28,197,930	27,965,720
Diluted	28,572,138	28,257,239	28,527,419	28,239,841

Innovative Industrial Properties, Inc.

FFO, NORMALIZED FFO AND AFFO

For the Three and Six Months Ended June 30, 2024 and 2023

(Unaudited)

(In thousands, except share and per share amounts)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
Net income attributable to common stockholders	$41,655	$40,931	$80,745	$81,685
Real estate depreciation and amortization	17,473	16,704	34,623	33,418
Disposition-contingent lease termination fee, net of loss on sale of real estate(1)	(451)	—	(451)	—
FFO attributable to common stockholders (basic)	58,677	57,635	114,917	115,103
Cash and non-cash interest expense on Exchangeable Senior Notes	—	50	28	119
FFO attributable to common stockholders (diluted)	58,677	57,685	114,945	115,222
Litigation-related expense	164	670	310	1,216
Loss (gain) on exchange of Exchangeable Senior Notes	—	—	—	(22)
Normalized FFO attributable to common stockholders (diluted)	58,841	58,355	115,255	116,416
Interest income on seller-financed note(2)	403	403	806	537
Deferred lease payments received on sales-type leases(3)	1,462	—	2,918	—
Stock-based compensation	4,371	4,884	8,686	9,713
Non-cash interest expense	401	331	789	657
Above-market lease amortization	23	23	46	46
AFFO attributable to common stockholders (diluted)	$65,501	$63,996	$128,500	$127,369
FFO per common share – diluted	$2.06	$2.04	$4.03	$4.08
Normalized FFO per common share – diluted	$2.06	$2.07	$4.04	$4.12
AFFO per common share – diluted	$2.29	$2.26	$4.50	$4.51
Weighted average common shares outstanding – basic	28,250,843	27,981,517	28,197,930	27,965,720
Restricted stock and RSUs	300,582	201,462	289,736	186,684
PSUs	20,713	—	20,713	—
Dilutive effect of Exchangeable Senior Notes	—	74,260	19,040	87,437
Weighted average common shares outstanding – diluted	28,572,138	28,257,239	28,527,419	28,239,841

(1)	Amount reflects the $3.9 million disposition-contingent lease termination fee received concurrently with the sale of IIP’s property in Los Angeles, California, net of the loss on sale of the property of $3.4 million.
(2)	Amount reflects the non-refundable interest received on the seller-financed note issued to IIP by the buyer in connection with IIP’s disposition of a portfolio of four properties in southern California, which is recognized as a deposit liability and is included in other liabilities in IIP’s condensed consolidated balance sheet as of June 30, 2024, as the transaction did not qualify for recognition as a completed sale.
(3)	Amount reflects the non-refundable lease payments received on two sales-type leases which are recognized as a deposit liability starting on January 1, 2024, and is included in other liabilities in IIP’s condensed consolidated balance sheet as of June 30, 2024, as the transaction did not qualify for recognition as a completed sale. Prior to the lease modifications on January 1, 2024, which extended the initial lease terms, the leases were classified as operating leases and the lease payments received were recognized as rental revenue and therefore, included in net income attributable to common stockholders.

FFO and FFO per share are operating performance measures adopted by the National Association of Real Estate Investment Trusts, Inc. (NAREIT). NAREIT defines FFO as the most commonly accepted and reported measure of a REIT’s operating performance equal to net income, computed in accordance with accounting principles generally accepted in the United States (GAAP), excluding gains (or losses) from sales of property, depreciation, amortization and impairment related to real estate properties, and after adjustments for unconsolidated partnerships and joint ventures. IIP also excludes from FFO any disposition-contingent lease termination fee received in connection with a property sale.

Management believes that net income, as defined by GAAP, is the most appropriate earnings measurement. However, management believes FFO and FFO per share to be supplemental measures of a REIT’s performance because they provide an understanding of the operating performance of IIP’s properties without giving effect to certain significant non-cash items, primarily depreciation expense. Historical cost accounting for real estate assets in accordance with GAAP assumes that the value of real estate assets diminishes predictably over time. However, real estate values instead have historically risen or fallen with market conditions. IIP believes that by excluding the effect of depreciation, FFO and FFO per share can facilitate comparisons of operating performance between periods. IIP reports FFO and FFO per share because these measures are observed by management to also be the predominant measures used by the REIT industry and industry analysts to evaluate REITs and because FFO per share is consistently reported, discussed, and compared by research analysts in their notes and publications about REITs. For these reasons, management has deemed it appropriate to disclose and discuss FFO and FFO per share.

IIP computes Normalized FFO by adjusting FFO to exclude certain GAAP income and expense amounts that management believes are infrequent and unusual in nature and/or not related to IIP’s core real estate operations. Exclusion of these items from similar FFO-type metrics is common within the equity REIT industry, and management believes that presentation of Normalized FFO and Normalized FFO per share provides investors with a metric to assist in their evaluation of IIP’s operating performance across multiple periods and in comparison to the operating performance of other companies, because it removes the effect of unusual items that are not expected to impact IIP’s operating performance on an ongoing basis. Normalized FFO is used by management in evaluating the performance of its core business operations. Items included in calculating FFO that may be excluded in calculating Normalized FFO include certain transaction-related gains, losses, income or expense or other non-core amounts as they occur.

Management believes that AFFO and AFFO per share are also appropriate supplemental measures of a REIT’s operating performance. IIP calculates AFFO by adjusting Normalized FFO for certain cash and non-cash items.

For all periods presented other than the three months ended June 30, 2024, FFO (diluted), Normalized FFO, AFFO and FFO, Normalized FFO and AFFO per diluted share include the dilutive impact of the assumed full exchange of the Exchangeable Senior Notes for shares of common stock.

For the three and six months ended June 30, 2024, 20,713 shares issuable upon vesting of the performance stock units (“PSUs”) granted to certain employees were included in dilutive securities, as the performance threshold for the vesting of these PSUs were met as measured as of June 30, 2024. For the three and six months ended June 30, 2023, the PSUs granted to certain employees were not included in dilutive securities as the performance thresholds for vesting of the PSUs were not met as measured as of June 30, 2023.

IIP’s computation of FFO, Normalized FFO and AFFO may differ from the methodology for calculating FFO, Normalized FFO and AFFO utilized by other equity REITs and, accordingly, may not be comparable to such REITs. Further, FFO, Normalized FFO and AFFO do not represent cash flow available for management’s discretionary use. FFO, Normalized FFO and AFFO should not be considered as an alternative to net income (computed in accordance with GAAP) as an indicator of IIP’s financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of IIP’s liquidity, nor is it indicative of funds available to fund IIP’s cash needs, including IIP’s ability to pay dividends or make distributions. FFO, Normalized FFO and AFFO should be considered only as supplements to net income computed in accordance with GAAP as measures of IIP’s operations.

Company Contact:

David Smith

Chief Financial Officer

Innovative Industrial Properties, Inc.

(858) 997-3332